Exhibit 10.1

Shea Homes Limited Partnership

Shea Homes Appreciation Rights (SHAR) Plan

1. Purpose

The purpose of the SHAR Plan (the “Plan”) of Shea Homes Limited Partnership (the “Company”), is to provide Participants with a contingent financial incentive to contribute to the long-term success of the Company. The Company recognizes the need for competitive compensation packages, and the Board will periodically review the total compensation program and may modify, reduce, enhance, or eliminate any portion, including this Plan.

2. Objectives

The specific objectives of this Plan are to:

a.	Motivate and reward Participants for the achievement of the Company’s long-term business strategies and objectives.

b.	Relate the amount of Participants’ rewards to increases in the value of the Company.

3. Definitions

As used in this Plan, the following terms shall have the meanings set forth below:

a.	“Affiliate” — means JF Shea Co., Inc., or Shea Homes, Inc., or such other entity as the Board shall determine from time to time.

b.	“Aggregate Value” — means the total value of the Company as determined by the Board in accordance with Section 9 below.

c.	“Base Value” — means the Per Unit Value determined by the Board on the date of grant of a SHAR and included in a Participant’s SHAR Agreement.

d.	“Board” — means the Board of Directors of the Company.

e.	“date of grant” of any SHAR means the date upon which the Board approves the grant of such SHAR.

f.	“Employee” — means any full-time employee of the Company or an Affiliate.

g.	“Initial Units” — means 30,090,000 (30.09 Million), the number of hypothetical units deemed initially outstanding for purposes of this Plan as of the effective date pursuant to Section 17a below.

h.	“Interim Payment” – means the payment of a cash bonus on an Interim Payment Date, as provided in a Participant’s SHAR Agreement.

i.	“Interim Payment Date” – means a date, before the Vesting Date, on which an Interim Payment is made, as provided in a Participant’s SHAR Agreement.

j.	“Participant” — means any Employee that is a party to a SHAR Agreement. In its discretion, the Board may also designate non-Employee Service Providers as Participants.

k.	“Payment Date” — means the date on which a cash payment is made with respect to vested SHARs, as provided in Section 8 below.

l.	“Per Unit Value” — means, on any given date, the amount derived by dividing the most recently determined Aggregate Value by the then-current number of Units Outstanding. The Board may, in its sole discretion, provide that the Per Unit Value under certain circumstances or in certain cases be calculated by reference to a subsequent or earlier Aggregate Value.

m.	“Retirement” — shall mean the Participant’s termination of Service from the Company (or an Affliate, as applicable) following the Participant’s Retirement Age; provided such termination is a “separation from service” as such term is defined in 409A(a)(2)(A)(i).

n.	“Retirement Age” – shall mean the later of (i) Participant’s attainment of age 60, or (ii) five (5) years of continuous Service by Participant to the Company or an Affiliate.

o.	“Service” – with respect to an Employee, shall mean full-time employment with the Company or an Affiliate and, with respect to a non-Employee Service Provider, shall mean significant services to the Company or an Affiliate (as determined by the Board).

p.	“Service Provider” – shall mean an Employee or non-Employee who provides services to the Company or an Affiliate.

q.	“SHAR” — shall mean a Shea Homes Appreciation Right granted to a Participant, pursuant to which the Participant shall have the right to receive a cash payment per vested SHAR equal to the excess of the Per Unit Value on the relevant Vesting Date over the Base Value of such SHAR, reduced by the Interim Payments, if any, made before the Vesting Date; provided however, that in no event shall the Per Unit Value exceed 200% of Base Value.

r.	“SHAR Agreement” — means an agreement between a Participant and the Company evidencing an award of SHARs pursuant to this Plan. The SHAR Agreement shall remain in effect until each SHAR issued pursuant thereto has been forfeited, converted, terminated or paid out. A SHAR shall automatically be forfeited if the Service Provider to whom it has been granted does not execute a SHAR Agreement within 90 days of the date of grant of such SHAR.

s.	“SHAR Cycle” — means that period of time during which a SHAR Agreement is in effect, measured from the date of grant of a SHAR until the Scheduled Expiration Date provided in the SHAR Agreement.

t.	“Units Outstanding” — means the Initial Units, as adjusted pursuant to Section 4 of this Plan.

u.	“Valuation Expert” — means a firm with expertise in the valuation of business entities.

v.

“Vesting Date” – means, with respect to a Participant, and except as provided in Section 11.b. below, the date on which Participant’s SHARs fully vest and are entitled to payment. To vest and be entitled to payment a Participant must provide continuous services to the Company or an Affiliate through the Vesting Date. The Vesting Date shall be determined by the Board and shall be the date that the Board meets (or takes written action) and makes the following two findings: First, the Board must determine the aggregate gain from outstanding SHARs for the applicable SHAR Cycle; and second, the Board must find that the aggregate gain from outstanding SHARs for the applicable SHAR Cycle is less than twenty percent (20%) of the Company’s net cash balance on the date the Board meets (or takes written action). It is expected that the Board will not meet (or take action) to determine the aggregate gain from outstanding SHARs until audited financial statements are available to the Board for the last year of the applicable SHAR Cycle. However, the Board may, in its discretion, make such determination prior to the availability of financial statements. Also, in determining the Company’s net cash balance, the Board shall exclude restricted cash and the Board may, in its discretion, exclude cash that, although not formally restricted, has been set aside or designated for a specific business purpose.

4. Units Outstanding

The number of Initial Units deemed outstanding may be adjusted upwards or downwards from time to time by the Board to reflect changes in the capitalization of the Company that the Board in its sole discretion deems material. Such changes might include, but shall not be limited to:

a.	Contributions to the capital of the Company or the issuance of ownership interests by the Company.

b.	Recapitalization and other financial transactions.

c.	Extraordinary distributions.

The Board shall have no obligation to make any adjustments as a result of any such events.

5. Administration

a.	This Plan will be administered by the Board. The Board may delegate its authority to administer all or any part of this Plan to a committee or committees of the Board, in its sole discretion.

b.	The Board will have the final authority to determine:

1.)	The Service Providers who will participate.

2.)	The number of SHARs to be granted to each Participant.

3.)	The method for determining Aggregate Value.

4.)	The time or times when SHARs will be granted.

5.)	The Base Value of a SHAR.

6.)	The vesting schedules for each SHAR; whereby, the SHARs are subject to a “substantial risk of forfeiture,” and such vesting is conditioned upon the performance of substantial future services.

7.)	The expiration date for each SHAR.

8.)	Any other conditions relating to the grant of or payout for any SHAR.

9.)	To exercise its discretion to choose annually whether to make grants under this Plan.

10.)	Whether Interim Payments will be made and, if so, the value of those Interim Payments.

c.	The Board will have the authority to interpret this Plan and to make all determinations necessary in administering this Plan, including the ability to terminate the Plan at any time.

d.	From time to time, the Board may adopt rules relating to any of the determinations to be made by the Board under this Plan. The Board may at any time amend or repeal any such rules. The adoption, amendment or repeal of any such rules shall be deemed an amendment of this Plan.

6. Eligibility

All Employees will be eligible to be Participants, but only individuals selected by the Board will participate.

7. SHAR Terms and Conditions

a.	SHARs are non-transferable and non-assignable, and may not be hypothecated.

b.	Any grant of SHARs to an Employee may be based on such factors as his or her current salary, position, skills, experience, and demonstrated performance.

c.	SHARs will vest on a fixed date or dates and may have a term of up to five years, as determined by the Board.

8. Payments/Tax Withholding

a.	Interim Payments, if any, will be subject to all applicable Federal, State and local tax withholding requirements and will be paid on the applicable Interim Payment Date.

b.

Except with respect to (i) Interim Payments, if any, and (ii) payments to a Participant due to such Participant’s Retirement, individual payments, subject to all applicable Federal, state and local tax withholding requirements, will be paid on the Payment Date, as determined by the Company, which date will be not later than 90 days after the Vesting Date for the relevant SHAR, but in any case not later than the March 15th of the year following the applicable Vesting Date.

9. Valuation Of Company

a.	The Board will have final authority to determine the Aggregate Value and the Base Value. The Board will periodically determine the Aggregate Value and may, in its sole discretion, engage the assistance of a Valuation Expert.

b.	For purposes of this Plan, such valuations may take into account factors that the Board deems material to the market value of the Company, including the amount and terms of outstanding SHARs.

c.	The Board will cause the current Per Unit Value to be communicated to Participants during each year in which SHARs are outstanding.

10. Sale of Assets/Dissolution

In the event of a sale of all or substantially all of the Company’s assets, or in the event the Company ceases to exist, the Board may make any adjustments to outstanding SHARs as it, in its sole discretion, decides. The Board shall be under no obligation to make any adjustments as a result of any such events.

11. Termination of Service

a.	In the event a Participant’s Service terminates or is terminated, voluntarily or involuntarily, with or without cause, the Participant will be entitled to payment for outstanding vested SHARs at the Per Unit Value as of the relevant Vesting Date, except that if a Participant’s Service is terminated by the Company or an Affiliate in connection with the failure by the Participant to comply with any SHAR Agreement or any other contract between the Participant and the Company (or an Affiliate, as applicable), the Board may in its sole discretion immediately declare all outstanding SHARs held by the Participant to be canceled without payment.

b.	In the event of death of a Participant all SHARs held on the date of death shall automatically vest and the date of death shall be deemed a Vesting Date for purposes of those SHARs, with the payout amount calculated using the Per Unit value as of the date of death and paid on the Payment Date associated with such vesting as provided in Section 8 above.

c.	In the event of the Participant’s Retirement before the end of a SHAR Cycle, and notwithstanding the foregoing, the date of the Retirement will be treated as a Vesting Date, the Participant will immediately vest in a pro-rata number of SHARs for the portion of the SHAR Cycle that ends on the date of such Retirement, and the SHARs will be paid out in the calendar year immediately following the SHAR Cycle (regardless of whether the Board determines that the total gain from outstanding SHARs for that SHAR Cycle is less than 20% of the Company’s net cash balance at such time (net cash shall not include restricted cash)).

d.	Unvested SHARs will be forfeited upon all terminations of Service, with the exception of those SHARs which are deemed to vest following a Participant’s death or Retirement pursuant to Sections 11b and 11c of this Plan.

12. Rights Of Participants

SHARs are solely a device for the measurement and determination of the amounts to be paid to Participants under this Plan and as such:

a.	Are granted voluntarily by the Company, and are discretionary in nature and do not create any contractual or other right to receive future grants of SHARs, or benefits in lieu of SHARs, even if SHARs have been granted repeatedly in the past, and all decisions with respect to future SHAR grants, if any, will be at the sole discretion of the Company

b.	Shall not constitute or be treated as an entitlement to any specific property of, or to participation in any trust fund maintained by, the Company.

c.	Shall give Participants no rights other than those of a general creditor of the Company with respect to amounts due upon a Vesting Date for SHARs.

d.	Shall represent unfunded and unsecured obligations of the Company with respect to amounts due upon a Vesting Date for SHARs.

e.	Shall not entitle any individual to ownership or to the right to ownership of assets, or any other ownership interest in, the Company.

f.	Shall give Participants no rights to continued Service with the Company or an Affiliate, or to continued participation in this Plan and shall not interfere with the ability of the Company or an Affiliate to terminate a Participant’s Service at any time with or without cause.

g.	Are an extraordinary benefit and are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or an Affiliate.

h.	The Base Value and Aggregate Value are unknown and cannot be predicted with certainty, and if the Aggregate Value does not increase, then the SHARs will have no value.

13. Company’s Right To Conduct Its Business/Affect Value

This Plan and the existence of outstanding SHARs or SHAR Agreements shall in no way restrict the Company’s ability to make business decisions (including, but not limited to, such decisions as: transactions with affiliates, new products, canceled products, mergers, and dissolutions) regardless of the effect those decisions may have on the Aggregate Value and therefore individual SHARs.

14. Amendment And Termination

The Board may terminate, modify or amend this Plan at any time in any manner without limitation. Notwithstanding the foregoing, no termination, modification or amendment of the Plan may adversely impact a Participant holding a SHAR, without such Participant’s written consent.

The Plan itself is the controlling document. No other explanatory materials, statements, representations, or examples, oral or written, amend the Plan in any manner.

15. Binding Effect

This Plan shall be binding upon and enforceable against all successors and assigns of the Company.

16. Offset For Indebtedness

To the extent permitted by law, the Company may offset the amount of any cash payment due upon the occurrence of a Vesting Date for a SHAR by any amount owed by a Participant to the Company.

17. Effective Date

a.	The effective date of this Plan is January 1, 2012.

b.	This Plan shall continue in effect until such time as it shall be terminated by the Board in its sole discretion, except that any new grants after 2017 will be under a new plan.

18. Governing Law

This Plan shall be construed and its provisions enforced and administered in accordance with the laws of the State of California without regard to choice of law rules.